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                                                                   Exhibit 10.10



                                   September 21, 1995



PERSONAL & CONFIDENTIAL


J. M. Hardinger


This is to confirm several items discussed in our meeting on September 18 and reflects DuPont's understanding of the issues addressed. Please advise me as soon as possible if you have any questions or concerns regarding these matters.

     1. You will retire from DuPont effective the day before you commence employment with DPI. For all purposes, including pension, stock options, and post-retirement medical coverage, you will be considered to have retired at age 50, subject to any required approvals by DuPont committees or other entities, as specified in the applicable benefit plans, which will be pursued on your behalf. Prior to your attainment of age 50, your pension benefit will be paid from the assets of DuPont, not from the Pension and Retirement Plan.

     2. You must make certain elections in connection with your retirement regarding treatment of deferred compensation, retirement payouts, spousal survival options, and other benefits. These elections are customarily made thirty days before retirement. DuPont will modify these election dates as necessary to facilitate your post-retirement planning, provided such modifications are consistent with I.R.S. and plan administration requirements. DuPont will provide you with notice of the expected date of commencement of employment with DPI at least 45 days prior to the effective date.

     3. Your 1995 DuPont variable compensation will be granted in 1996 without proration. All options granted in 1995 will be 100% vested.

     4. Your pension benefit calculation will be revised once the variable compensation for 1995 is paid.

     5. It is anticipated that you will receive the following compensation and benefits from DPI. To the extent such compensation and benefits are not received from DPI, DuPont will reimburse you.


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     a. Your base salary will be a minimum of $290,000.  Salary increases will be set by the Board of DPI based on performance and comparison with appropriate frame companies.

     b. You will participate in DPI's incentive compensation plan.

     c. If you are terminated without cause during the first two years of employment with DPI, you will receive a severance payment of three times your base salary. If you are terminated without cause after two years of employment, you will receive a severance payment of one and a half times your base salary. Your removal by DPI from the position of Chairman of the Board and Chief Executive Officer will be tantamount to termination. Cause shall be defined as any act of serious misconduct, including fraud, embezzlement, and conviction of a felony.

     d. Upon commencement of employment with DPI, you will be granted
$2,475,000 of stock options priced at one hundred percent of the IPO price. The vesting period for such options will be four years, with twenty-five percent of the options vesting on each of the first, second, third and fourth anniversary dates of the grant. The options will be subject to a 20% price hurdle and all other terms set forth in the DPI stock option plan. These options will vest immediately in the event of termination without cause or death.

     e. DPI will provide to you life insurance in the amount of one times salary, and will make available for purchase additional coverage up to four times salary under the terms of the DPI plan.

     f. You will receive a grant of restricted stock, valued at ten months' base salary, at the time of the IPO. This stock will carry a two year restriction on sale or transfer, and will be subject to all other terms of the DPI plan.

     g. Your relocation will be handled under the terms of DuPont's relocation policy regardless of completion date.

     h. DPI will purchase typical directors and officers liability insurance covering the IPO and subsequent events. DPI will indemnify you for any liability in excess of the directors and officers insurance to the extent permitted under Delaware law.

     i. In the event you are exposed to excise taxes as a result of a change of control of DPI, DPI will make its best efforts to reduce or defer payments due to maximize your after-tax income.


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     j. You will be covered under the applicable DPI benefit plans, including, but not limited to, 401(k) and medical coverage.

     k. Perquisites appropriate to the position of Chairman of the Board and Chief Executive Officer, if any, will be determined by the DPI Board of Directors.

The foregoing will be effective upon your retirement from DuPont and commencement of employment with DPI.

                                   /s/ C. O. Holliday, Jr.

                                   C. O. Holliday, Jr.
                                   Senior Vice President


I hereby accept the terms of this letter.


     /s/ J. M. Hardinger
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J. M. Hardinger

Date:   9/22/95

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